UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 12, 2006

RAE Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31783	77-0588488
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3775 North First Street

San Jose, CA 95134

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 952-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2006, a wholly owned subsidiary of RAE Systems Inc. (the “Company”), RAE Systems (Asia) Ltd., entered into four agreements to purchase an aggregate thirty-two percent (32%) of the outstanding equity of RAE-KLH (Beijing) Co., Ltd. (“RAE-KLH”), a Beijing-based manufacturer and distributor of security, environmental and personal safety monitors and equipment. The purchase is in four cash installments, that if based on the current exchange rate, will be valued at approximately: (i) $4.8 million USD in July 2006 for nineteen percent (19%) of RAE-KLH; (ii) $1.3 million USD in July 2009 for five percent (5%) of RAE-KLH; (iii) $900,000 USD in July 2010 for four percent (4%) of RAE-KLH; and (iv) $900,000 USD in July 2011 for approximately four percent (4%) of RAE-KLH. The acquisition adds to the Company’s existing sixty-four percent (64%) interest in RAE-KLH, which was initially purchased May 2004. When the current installment purchase program is completed in 2011, the Company will own approximately ninety-six percent (96%) of the outstanding equity of RAE-KLH. Since May 2004, the Company has consolidated the results of RAE-KLH within its publicly reported financial statements.

The four share transfer agreements were executed with current employee shareholders of RAE-KLH. Upon payment of the first installment, RAE-KLH equity holders for the remaining 13% ownership will be entitled to a preferred dividend of three percent (3%) simple interest per annum, payable in cash at each installment due date. The Company’s obligation to purchase the RAE-KLH equity will be accelerated in full if the employment of the RAE-KLH employee shareholder is terminated. In the case of an initial public offering of RAE-KLH in China, the shareholder employees have the right to either continue with the installment payment agreement or to convert the unsold shares of RAE-KLH to common stock with final details to be negotiated at that time.

Item 7.01 Regulation FD Disclosure.

On July 12, 2006, Mr. Robert I. Chen, the Company’s Chairman, President and Chief Executive Officer, disclosed the following financial details regarding the Company’s July 11, 2006 acquisition of Aegison Corporation (“Aegison”): (i) as a stand alone company in fiscal 2005, Aegison recorded approximately $1 million in revenue; and, (ii) as a stand alone company in fiscal 2006, Aegison expects to record approximately $2 million in revenue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2006

RAE SYSTEMS INC.

By:	/s/ Donald W. Morgan
Name:	Donald W. Morgan
Title:	Vice President and Chief Financial Officer